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FOR ADDITIONAL INFORMATION CONTACT:
DAVID MARGULIES/JIM LAWRENCE
(214) 368-0909 (800) 710-5292 (PAGER)


                  AMERISERVE'S EQUIPMENT DIVISION SALE APPROVED

     Addison, Texas (July 27, 2000) --- AmeriServe Food Distribution, Inc. today announced that the United States Bankruptcy Court in Wilmington, Del., has approved the sale of AmeriServe's Equipment Division assets, subject to the entry of a Sale Order by the Court, to North Texas Opportunity Fund LP, for $26 million. North Texas was the successful bidder at the auction conducted by AmeriServe. The approved sale is scheduled to close on or before Aug. 15, 2000.

     AmeriServe, headquartered in Addison, Texas, a suburb of Dallas, is one of the nation's largest distributors specializing in chain restaurants, serving leading quick service systems such as KFC, Long John Silver's, Pizza Hut and Taco Bell.

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